                                   EXHIBIT 2.1

=============================================================================




                      AGREEMENT AND PLAN OF REORGANIZATION



                                   dated as of


                                December 2, 1997


                                  by and among


                           Giga-tronics Incorporated,


                             Giga Acquisition Corp.


                                       and


                                Ultracision, Inc.

==============================================================================


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                      AGREEMENT AND PLAN OF REORGANIZATION


        THIS AGREEMENT AND PLAN OF REORGANIZATION (this "Agreement") is entered into as of the 26th day of November, 1997, by and among Giga-tronics Incorporated, a California corporation ("Giga-tronics"), Giga Acquisition Corp., a Delaware corporation and a wholly owned subsidiary of Giga-tronics ("Merger Sub"), and Ultracision, Inc., a California corporation ("Ultracision") and Gordon Hampton, a shareholder of Ultracision (the "Shareholder").


                                    RECITALS

        A. The Boards of Directors of Giga-tronics, Merger Sub and Ultracision have each determined to engage in the transactions contemplated hereby, pursuant to which (i) Merger Sub will merge (the "Merger") with and into Ultracision,
(ii) each share of common stock, no par value, of Ultracision ("Ultracision Common Stock") shall be converted into the right to receive a fraction of a share of common stock, no par value, of Giga-tronics ("Giga-tronics Common Stock"), in the manner and amount herein described, and (iii) the capital stock of Merger Sub shall be converted into shares of Ultracision Common Stock, all upon the terms and subject to the conditions set forth herein.

        B. The Board of Directors of Ultracision has approved, and has resolved to recommend that the shareholders of Ultracision approve, the Merger and this Agreement and the shareholders of Ultracision have approved the Merger and this Agreement.

        C. The respective Boards of Directors of Giga-tronics and Merger Sub have approved the Merger and this Agreement. Giga-tronics, as the sole shareholder of Merger Sub, has approved the Merger and this Agreement.

        D. The parties intend for the transactions contemplated by this Agreement to qualify as a tax-free reorganization in accordance with the provisions of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code"), and to be accounted for as a pooling of interests transaction.

        NOW, THEREFORE, in consideration of the foregoing and the mutual representations, warranties, covenants and agreements set forth herein, the parties agree as follows:




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                                    ARTICLE I
                                   THE MERGER

SECTION 1.01.  THE MERGER.

        (a) Subject to the terms and conditions hereof, and in accordance with the General Corporation Law of California, Merger Sub will be merged with and into Ultracision (the "Merger"), as soon as practicable following the satisfaction or waiver of the conditions set forth in Article VIII hereof. Following the Merger, Ultracision shall continue as the surviving corporation (the "Surviving Corporation"), and the separate corporate existence of Merger Sub shall cease.

        (b) Concurrent with the Closing (as defined in subsection (d) below), Giga-tronics, Ultracision and Merger Sub shall file an agreement of merger in the form attached hereto as Exhibit 1.01 (the "Agreement of Merger") in the Office of the Secretary of State of the State of California in accordance with the General Corporation Law of California. The Merger shall become effective at such time as the Agreement of Merger is duly filed in the Office of the Secretary of State of the State of California (the date of such filing being hereinafter referred to as the "Effective Date" and the time of such filing being hereinafter referred to as the "Effective Time").

        (c) From and after the Effective Time, the Surviving Corporation shall possess all the property, rights, privileges, powers and franchises and be subject to all of the restrictions, liabilities and duties of Ultracision and Merger Sub, all as provided under the laws of the State of California.

        (d) The closing of the transactions contemplated by this Agreement (the "Closing") shall take place on December 2, 1997 at the offices of Gibson, Dunn & Crutcher LLP, One Montgomery Street, San Francisco, California 94104, or at such other date and place as Giga-tronics and Ultracision may agree. The date of the Closing determined pursuant to this Section 1.01(d) is referred to as the "Closing Date."

SECTION 1.02.  CONVERSION OF SHARES.

        (a)    At the Effective Time:

               (i) Subject to Section 1.05 hereof, at the Effective Time each issued and outstanding share of Ultracision Common Stock issued and outstanding immediately prior to the Effective Time (the "Ultracision Shares") shall automatically, by virtue of the Merger and without any action on the part of the holder thereof, be converted into a right to receive the number of shares of Giga-tronics Common Stock as is determined pursuant to this Section 1.02. A maximum total of 517,000 shares of Giga-tronics Common Stock (the "Merger Consideration") will be issued in the Merger, including fractional shares that would have been issuable but for Section 1.05 below.

               (ii) The Agreement of Merger to be filed shall contain the final exchange ratio (the "Exchange Ratio") for Ultracision Shares into Giga-tronics Common Stock and shall be equal to (a) 517,000 divided by (b) the number of Ultracision Shares outstanding at the Effective Time



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(the "Ultracision Outstanding Equivalent Number"). All Ultracision Shares shall be exchangeable into Giga-tronics Common Stock at the same Exchange Ratio.

        (b) If between the date of this Agreement and the Effective Time, the number of outstanding Ultracision Shares or shares of Giga-tronics Common Stock shall have been changed into a different number of shares or a different class, by reason of any stock dividend, subdivision, reclassification, recapitalization, split-up, combination, exchange of shares or the like, the Exchange Ratio shall be correspondingly adjusted.

SECTION 1.03.  EXCHANGE OF CERTIFICATES.

        (a) On the Closing Date, each holder of Ultracision Shares shall surrender all of such holder's certificates which immediately prior to the Effective Time represented issued and outstanding Ultracision Shares (individually a "Certificate" and collectively the "Certificates") duly endorsed for transfer. Upon such surrender Giga-tronics shall promptly deliver such Merger Consideration that such holder is entitled to receive pursuant to Section 1.02(a) hereof to such surrendering holder. No dividends or other distribution declared after the Effective Time with respect to Giga-tronics Common Stock shall be paid to the holders of any unsurrendered Certificate until the holder thereof surrenders such Certificate.

        (b) After the Effective Time there shall be no transfers on the stock transfer books of either Ultracision (the stock transfer books of which shall be closed) or the Surviving Corporation of Ultracision Shares which were outstanding immediately prior to the Effective Time.

        Section 1.04. Intentionally Deleted.

        Section 1.05. Fractional Shares. Notwithstanding any other provision of this Agreement to the contrary, no fractional shares of Giga-tronics Common Stock shall be issued in connection with the Merger. All shares of Giga-tronics Common Stock to which a holder of Ultracision Shares is entitled immediately prior to the Effective Time shall be aggregated. If a fractional share results from such aggregation, in lieu of any such fractional share, each holder of Ultracision Shares who would otherwise have been entitled to receive a fraction of a share of Giga-tronics Common Stock upon surrender of Certificates for exchange pursuant to Section 1.03 shall be entitled to receive from Giga-tronics a cash payment equal to such fraction multiplied by the closing sale price per share of Giga-tronics Common Stock on the last business day on which Giga-tronics Common Stock is traded on NASDAQ prior to the Effective Time.

        Section 1.06. Ultracision Options. Giga-tronics will assume the outstanding Ultracision options for shares of Ultracision Common Stock ("Ultracision Options") set forth in the Disclosure Schedule, as adjusted to reflect the Exchange Ratio. Each outstanding option to purchase shares of Ultracision Common Stock (each, an "Option") issued pursuant to any of Ultracision's stock option plans, whether vested or unvested, shall convert into an option (a "Replacement Option") to acquire, on the same terms and conditions, including the vesting schedule, as were applicable under such replaced Option prior to the Effective Time, the number of shares of Giga-tronics Common Stock (rounded down to the nearest whole number) equal to the product of the Exchange Ratio and the number of shares subject to such Option, at a price per



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share equal to the aggregate exercise price for the shares subject to such
Option divided by the number of full shares of Giga-tronics Common Stock deemed to be purchasable pursuant to such Replacement Option; provided, however, that in no event shall the terms of any Replacement Option give the optionee additional benefits that such optionee did not have under an original Option that is described under Section 421(a) of the Code. Following the Effective Time, upon surrender of the outstanding Options, Giga-tronics shall deliver to holders of Options appropriate option agreements representing the Replacement Options.

        Section 1.07. Registration of Giga-tronics Common Stock.

        (a) The parties acknowledge and agree that the Giga-tronics Common Stock to be issued pursuant to the Merger will be issued pursuant to a transaction not involving a public offering and therefore will be characterized as "restricted securities" under federal securities laws. The parties further acknowledge and agree that pursuant to the Securities Act of 1933, as amended (the "Securities Act"), the Giga-tronics Common Stock so issued may be resold without registration under the Securities Act only in certain limited circumstances. It is understood that the Certificates issued pursuant to the Merger will bear the following legend:

               "These securities have not been registered under the Securities Act of 1933, as amended. They may not be sold, offered for sale, pledged or hypothecated in the absence of a registration statement in effect with respect to the securities under such Act or an opinion of counsel satisfactory to Giga-tronics Incorporated that such registration is not required or unless sold pursuant to Rule 145 of such Act."

        (b) Simultaneous with the execution hereof, Giga-tronics and the shareholders of Ultracision shall enter into an agreement with respect to the registration of the shares of Giga-tronics Common Stock received in the Merger in substantially the form attached hereto as Exhibit 1.07 (the "Registration Rights Agreement").

                                   ARTICLE II
                            THE SURVIVING CORPORATION

        Section 2.01. Articles of Incorporation. The Articles of Incorporation of the Surviving Corporation shall be amended at the Effective Time to conform to the Certificate of Incorporation of Merger Sub, as in effect immediately prior to the Effective Time.

        Section 2.02. Bylaws. The Bylaws attached as Exhibit 2.02 hereto shall be the Bylaws of the Surviving Corporation, until thereafter amended in accordance with applicable law.

        Section 2.03. Directors and Officers. From and after the Effective Time, until successors are duly elected or appointed and qualified in accordance with applicable law, the directors of Merger Sub at the Effective Time shall become the initial directors of the Surviving Corporation, and the officers of Ultracision at the Effective Time shall become the initial officers of the Surviving Corporation.




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                                   ARTICLE III
        REPRESENTATIONS AND WARRANTIES OF ULTRACISION AND THE SHAREHOLDER

        Except as disclosed in a document referring specifically to this Agreement (the "Ultracision Disclosure Schedule") which is delivered by Ultracision to Giga-tronics no less than five (5) days prior to the execution of this Agreement (which shall contain appropriate and reasonably detailed references to each representation and warranty to which any item there disclosed pertains), Ultracision and the Shareholder, to such Shareholder's knowledge, represent and warrant to Giga-tronics and the Merger Sub as set forth below:

        Section 3.01. Corporate Existence and Power. Ultracision is a corporation duly incorporated, validly existing and in good standing under the laws of the State of California, and has all corporate powers and all material governmental licenses, authorizations, consents and approvals (collectively, "Governmental Authorizations") required to carry on its business as now conducted. Each of Ultracision and its Subsidiaries (as defined in Section 3.06) is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction where the character of the property owned or leased by it or the nature of its activities makes such qualification necessary. Ultracision has delivered to Giga-tronics true, correct and complete copies of Ultracision's Articles of Incorporation and Bylaws as currently in effect.

        Section 3.02. Corporate Authorization.

        (a) The execution, delivery and performance by Ultracision of this Agreement, the Ultracision and Giga-tronics Affiliates Agreements (as defined in Sections 5.09 and 6.08, respectively, hereof) and the consummation by Ultracision of the transactions contemplated hereby and thereby are within Ultracision's corporate powers and have been duly authorized by all necessary corporate action. The Ultracision and Giga-tronics Affiliates Agreement are collectively referred to herein as the "Ultracision Ancillary Agreements." This Agreement and the Ultracision Ancillary Agreements constitute, or upon execution will constitute, valid and binding agreements of Ultracision, enforceable against Ultracision in accordance with their respective terms, subject to laws of general applicability relating to bankruptcy, insolvency, reorganization, moratorium, and the relief of debtors and rules governing specific performance, injunctive relief or other equitable remedies.

        (b) The execution, delivery and performance by the Shareholder of this Agreement, the Registration Rights Agreement, and the Ultracision Ancillary Agreements and the consummation by the Shareholder of the transactions contemplated hereby and thereby are within the Shareholder's powers. This Agreement, the Registration Rights Agreement and the Ultracision Ancillary Agreements constitute, or upon execution will constitute, valid and binding agreements of the Shareholder, enforceable against the Shareholder in accordance with their respective terms, subject to laws of general applicability relating to bankruptcy, insolvency, reorganization, moratorium, the relief of debtors and rules governing specific performance, injunctive relief or other equitable remedies and the extent to which indemnification provisions in the Registration Rights Agreement are limited by public policy.




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

        Section 3.03. Governmental Authorization.

        (a) The execution, delivery and performance by Ultracision of this Agreement, the Ultracision Ancillary Agreements and the Agreement of Merger and the consummation of the Merger by Ultracision require no action by or in respect of, or filing with, any governmental body, agency, official or authority other than:

               (i) the filing of the Agreement of Merger in accordance with California Law;

               (ii) compliance with any applicable requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and the rules and regulations promulgated thereunder;

               (iii) compliance with any applicable foreign or state securities or "blue sky" laws; and

               (iv) such other filings or registrations with, or authorizations, consents or approvals of, governmental bodies, agencies, officials or authorities, the failure of which to make or obtain would not materially adversely affect the ability of Ultracision, Giga-tronics or Merger Sub to consummate the transactions contemplated hereby and operate their businesses as heretofore operated.

        (b) The execution, delivery and performance by the Shareholder of this Agreement, the Registration Rights Agreement, the Ultracision Ancillary Agreements and the Agreement of Merger and the consummation of the Merger by the Shareholder require no action by or in respect of, or filing with, any governmental body, agency, official or authority.

        Section 3.04. Non-Contravention.

        (a) The execution, delivery and performance by Ultracision of this Agreement, the Ultracision Ancillary Agreements and the Agreement of Merger and the consummation by Ultracision of the transactions contemplated hereby and thereby do not and will not:

               (i) contravene or conflict with the Articles of Incorporation or Bylaws of Ultracision;

               (ii) assuming compliance with the matters referred to in Section 3.03, contravene or conflict with or constitute a material violation of any provision of any law, regulation, judgment, injunction, order or decree binding upon or applicable to Ultracision;

               (iii) conflict with or result in a breach or violation of, or constitute a default under, or result in the termination or cancellation of, or right to accelerate, any material agreement, contract or other instrument binding upon Ultracision or any license, franchise, permit or other similar authorization held by Ultracision; or

               (iv) result in the creation or imposition of any Lien (as defined below) on any asset of Ultracision.




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        (b) The execution, delivery and performance by the Shareholder of this
Agreement, the Registration Rights Agreement, the Ultracision Ancillary Agreements and the Certificate of Merger and the consummation by the Shareholder of the transactions contemplated hereby and thereby do not and will not:

               (i) to the Shareholder's knowledge, and assuming compliance with the matters referred to in Section 3.03, contravene or conflict with or constitute a material violation of any provision of any law, regulation, judgment, injunction, order or decree binding upon or applicable to the Shareholder; or

               (ii) conflict with or result in a breach or violation of, or constitute a default under, or result in the termination or cancellation of, or right to accelerate, any material agreement, contract or other instrument binding upon the Shareholder or any license, franchise, permit or other similar authorization held by the Shareholder.

        For purposes of this Agreement, the term "Lien" means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset.

        Section 3.05. Capitalization. The authorized capital stock of Ultracision consists of 10,000,000 shares of Ultracision Common Stock. As of the date hereof, there are 687,832 shares of Ultracision Common Stock outstanding. All outstanding shares of Ultracision Common Stock have been duly authorized and validly issued and are fully paid and nonassessable and free from any preemptive rights. Except as set forth in this Section 3.05 and as otherwise contemplated by this Agreement, there are outstanding (i) no shares of capital stock or other voting securities of Ultracision, (ii) no securities of Ultracision convertible into or exchangeable for shares of capital stock or voting securities of Ultracision and (iii) other than as set forth in the Disclosure Schedule in accordance with Section 1.06, no options or other rights to acquire from Ultracision, and no obligation of Ultracision to issue, any capital stock, voting securities or securities convertible into or exchangeable for capital stock or other voting securities of Ultracision (the items in clauses (i), (ii) and (iii) being referred to collectively as the "Ultracision Securities"). There are no outstanding obligations of Ultracision to repurchase, redeem or otherwise acquire any Ultracision Securities.

        Section 3.06. Subsidiaries and Investments. Except as set forth in the Ultracision Disclosure Schedule, Ultracision has no Subsidiaries and does not own, directly or indirectly, any outstanding capital stock or equity interest in any corporation, partnership, joint venture or other entity. For purposes of this Agreement, "Subsidiary" means any entity in which Ultracision owns, directly or indirectly, fifty percent (50%) or more of such entity's outstanding voting securities or equity interests or is a general partner, limited partner or member.

        Section 3.07. Financial Statements. Ultracision has delivered to Giga-tronics copies (initialed by an authorized officer of Ultracision identified with a reference to this Section of this Agreement) of financial statements (hereinafter collectively called the "Financial Statements") as follows: consolidated balance sheets of Ultracision as at September 30, 1997, and March 31, 1997 and March 31, 1996 and the related statements of earnings for the periods then ended. The



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balance sheet of Ultracision as at September 30, 1997 (the "Ultracision Balance
Sheet Date") is referred to herein as the "Ultracision Balance Sheet."

        The financial statements for the periods ending March 31, 1997 and March 31, 1996 are complete and correct, have been prepared in accordance with generally accepted accounting principles consistently applied and maintained throughout the periods indicated and fairly present the financial condition of Ultracision as at their respective dates and the results of its operations for the periods covered thereby. The financial statements for the period ended September 30, 1997 have been prepared in good faith by Ultracision consistent with past practice and to its knowledge, fairly present in all material respects the financial condition of Ultracision as at such date and the results of operations for the period covered thereby. Such statements of earnings do not contain any items of special or nonrecurring income or any other income not earned in the ordinary course of business except as expressly specified therein, and such interim financial statements include all adjustments, which consist only of normal recurring accruals, necessary for such fair presentation.

        Section 3.08. Absence of Changes or Events. Since the Ultracision Balance Sheet Date Ultracision has conducted its business only in the ordinary course consistent with its prior practices and, except as specified in the Ultracision Disclosure Schedule, has not:

               (a) incurred any obligation or liability, absolute, accrued, contingent or otherwise, whether due or to become due, except current liabilities for trade or business obligations incurred in connection with the purchase of goods or services in the ordinary course of business and consistent with its prior practice, none of which liabilities, in any case or in the aggregate, materially and adversely affects the business, liabilities or financial condition of Ultracision;

               (b) discharged or satisfied any lien, charge or encumbrance other than those then required to be discharged or satisfied, or paid any obligation or liability, absolute, accrued, contingent or otherwise, whether due or to become due, other than current liabilities shown on the Balance Sheet and current liabilities incurred since the Balance Sheet Date in the ordinary course of business and consistent with its prior practice;

               (c) declared or made any payment of dividends or other distribution to its shareholders or upon or in respect of any shares of its capital stock, or purchased, retired or redeemed, or obligated itself to purchase, retire or redeem, any of its shares of capital stock or other securities;

               (d) mortgaged, pledged or subjected to lien, charge, security interest or any other encumbrance or restriction any of its property, business or assets, tangible or intangible;

               (e) sold, transferred, leased to others or otherwise disposed of any of its assets, except for inventory sold in the ordinary course of business, or canceled or compromised any debt or claim, or waived or released any right of substantial value;


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               (f) received any notice of termination of any contract, lease or other agreement or suffered any damage, destruction or loss (whether or not covered by insurance) which in any case or in the aggregate, has had a materially adverse effect on the assets, operations or prospects of Ultracision;

               (g) encountered any labor union organizing activity, had any actual or employee strikes, work stoppages, slow-downs or lock-outs, or had any material change in its relations with its employees, agents, customers or suppliers or with any governmental authorities or self-regulatory organizations;

               (h) transferred or granted any rights under, or entered into any settlement regarding the breach or infringement of, any United States or foreign license, patent, copyright, trademark, trade name, invention or similar rights, or modified any existing rights with respect thereto;

               (i) made any change in the rate of compensation, commission, bonus or other direct or indirect remuneration payable, or paid or agreed or orally promised to pay, conditionally or otherwise, any bonus, extra compensation, pension or severance or vacation pay, to any shareholder, director, officer, employee, salesman, distributor or agent of Ultracision;

               (j) issued or sold any shares of its capital stock or other securities, or issued, granted or sold any options, rights or warrants with respect thereto, or acquired any capital stock or other securities of any corporation or any interest in any business enterprise, or otherwise made any loan or advance to or investment in any person, firm or corporation;

               (k) made any capital expenditures or capital additions or betterments in excess of an aggregate of $25,000;

               (l) changed its banking or safe deposit arrangements;

               (m) instituted, settled or agreed to settle any litigation, action or proceeding before any court or governmental body relating to Ultracision or its property;

               (n) failed to replenish its inventories and supplies in a normal and customary manner consistent with its prior practice and prudent business practices prevailing in the industry, or made any purchase commitment in excess of the normal, ordinary and usual requirements of its business or at any price in excess of the then current market price or upon terms and conditions more onerous than those usual and customary in the industry, or made any change in its selling, pricing, advertising or personnel practices inconsistent with its prior practice and prudent business practices prevailing in the industry;

               (o) suffered any change, event or condition which, in any case or in the aggregate, has had or may have a materially adverse effect on Ultracision's condition (financial or otherwise), properties, assets, liabilities, operations or prospects, including, without limitation, any change in Ultracision's revenues, costs, backlog or relations with its employees, agents, customers, or suppliers;


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

               (p) entered into any transaction, contract or commitment other than in the ordinary course of business or paid or agreed to pay any legal, accounting, brokerage, finder's fee, taxes or other expenses in connection with, or incurred any severance pay obligations by reason of this Agreement or the transactions contemplated hereby; or

               (q) entered into any agreement or made any commitment to take any of the types of action described in subparagraphs (a) through (p) above.

        Section 3.09. No Undisclosed Liabilities. There are no liabilities of Ultracision or any of its Subsidiaries, including contingent liabilities, of the type required to be reflected in financial statements (including the notes thereto) under generally accepted accounting principles that are material to Ultracision, other than:

               (a) liabilities disclosed or provided for in the Ultracision Balance Sheet (including the notes thereto);

               (b) liabilities incurred in the ordinary course of business consistent with past practice since the Ultracision Balance Sheet Date;

               (c) liabilities incurred other than in the ordinary course of business; and

               (d) liabilities under this Agreement.

        Section 3.10. Litigation. There is no action, suit, proceeding, claim or investigation pending or overtly threatened against Ultracision or any of its assets or against or involving any of its officers, directors or employees in connection with the business or affairs of Ultracision, including, without limitation, any claims for indemnification arising under any agreement to which Ultracision is a party, which could, individually or in the aggregate, have a Material Adverse Effect on Ultracision or which in any manner challenges or seeks to prevent, enjoin, alter or materially delay any of the transactions contemplated hereby. Ultracision is not subject to or in default with respect to any writ, order, judgment, injunction or decree, which would have a Material Adverse Effect on Ultracision.

SECTION 3.11.  TAXES.

        (a) For purposes of this Agreement, "Tax" or "Taxes" means any and all taxes, fees, levies, duties, tariffs, imposts, and other charges of any kind (together with any and all interest, penalties, additions to tax and additional amounts imposed with respect thereto) imposed by any governmental or taxing authority including, without limitation: taxes or other charges on or with respect to income, franchises, windfall or other profits, gross receipts, property, sales, use, capital stock, payroll, employment, social security, workers' compensation, unemployment compensation, or net worth; taxes or other charges in the nature of excise, withholding, ad valorem, stamp, transfer, value added, or gains taxes; license, registration and documentation fees; and customs duties, tariffs, and similar charges.

        (b) Except as described in Section 3.11 of the Ultracision Disclosure Schedule, (i) Ultracision has filed all federal, state, local and foreign tax returns and reports required to be



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filed by it and has paid and discharged all Taxes shown as due thereon and has paid all of such other Taxes as are due, other than (a) such filings, payments or other occurrences that would not have a Material Adverse Effect; (ii) neither the IRS nor any other taxing authority or agency, domestic or foreign, is now asserting or, to the best knowledge of Ultracision after due inquiry, threatening to assert against Ultracision any deficiency or claim for additional Taxes or interest thereon or penalties in connection therewith; (iii) Ultracision has not granted any waiver of any statute of limitations with respect to, or any extension of a period for the assessment of, any federal, state, county, municipal or foreign income Tax; (iv) the accruals and reserves for Taxes reflected in the Ultracision Balance Sheet and the most recent quarterly financial statements are adequate to cover all Taxes accruable through the date thereof (including interest and penalties, if any, thereon); (v) Ultracision has not made an election under Section 341(f) of the Code; (vi) Ultracision has withheld or collected and paid over to the appropriate governmental authorities or is properly holding for such payment all Taxes required by law to be withheld or collected, except for such failures to have so withheld or collected and paid over or to be so holding for payment which would not have a Material Adverse Effect and (vii) there are no material liens for Taxes upon the assets of Ultracision, other than liens for Taxes that are being contested in good faith by appropriate proceedings or personal property tax liens.

        (c) Ultracision is not party to or bound by, nor has any obligation under any Tax sharing, Tax indemnity or Tax allocation or similar agreement.

        Section 3.12. Insurance. Ultracision maintains the policies of fire, liability, use and occupancy and other forms of insurance covering its properties and businesses set forth in the Ultracision Disclosure Schedule. Such policies are in full force and effect.

        Section 3.13. Employee Benefit Plans; ERISA. Section 3.13 of the Ultracision Disclosure Schedule lists (i) all the employee benefit plans, programs and arrangements maintained for the benefit of any current or former employee, officer or director of Ultracision (the "Plans") and (ii) all contracts and agreements relating to employment that provide for annual compensation in excess of $25,000 and all severance agreements, with any of the directors, officers or employees of Ultracision (other than, in each case, any such contract or agreement that is terminable by Ultracision at will without penalty or other adverse consequence) (the "Employment Contracts"). Giga-tronics has been furnished with a copy of each Plan, any summary plan descriptions, annual reports, actuarial reports, registration statements or other securities law filings and determination letters produced or filed with respect thereto, and each Employment Contract. Except as set forth in Section 3.13 of the Ultracision Disclosure Schedule: (i) none of the Plans is a multiemployer plan within the meaning of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"); (ii) none of the Plans promises or provides retiree medical or life insurance benefits to any person; (iii) each Plan intended to be qualified under Section 401(a) of the Code has received a favorable determination letter from the Internal Revenue Service (the "IRS") that it is so qualified and, to Ultracision's knowledge, nothing has occurred since the date of such letter to affect the qualified status of such Plan; (iv) none of the Plans promises or provides severance benefits or benefits contingent upon a change in ownership or control, within the meaning of Section 280G of the Code;
(v) each Plan has been operated in all material respects in accordance with its terms and the requirements of applicable law; (vi) no Plan is or has been covered by Title IV of ERISA or Section 412 of the Code; (vii) Ultracision has not incurred any direct or indirect liability under, arising out of or by operation of Title IV of ERISA in connection with the termination of, or withdrawal from, any Plan or other retirement plan or arrangement, and no fact or event exists that could give rise to any such liability; and (viii) Ultracision has not incurred any liability under, and has complied in all respects with, the Worker Adjustment Retraining Notification Act, and no fact or event exists that could give rise to liability under such act.

SECTION 3.14.  MATERIAL AGREEMENTS.

        (a) The Ultracision Disclosure Schedule includes a complete and accurate list of all contracts, agreements, leases and instruments to which Ultracision is a party or by which it or its properties or assets are bound which individually involve payments or receipts in excess of $25,000, inclusive of material contracts entered into with customers and suppliers in the ordinary course of business, or that pertain to employment or severance benefits for any officer, director or employee of Ultracision, whether written or oral (each a "Material Ultracision Agreement").

        (b) Neither Ultracision nor, to the knowledge of Ultracision, any other party is in default under any Material Ultracision Agreement and no event has occurred which (after notice or lapse of time or both) would become a breach or default under, or would permit modification, cancellation, acceleration or termination of any Material Ultracision Agreement or result in the creation of any security interest upon, or any person obtaining any right to acquire, any properties, assets or rights of Ultracision.

        (c) To Ultracision knowledge, each Material Ultracision Agreement is in full force and effect and is valid and legally binding; there are no unresolved disputes involving or with respect to any Material Ultracision Agreement; and no party to a Material Ultracision Agreement has advised Ultracision that it intends either to terminate a Material Ultracision Agreement or to refuse to renew a Material Ultracision Agreement upon the expiration of the term thereof.

        (d) Ultracision is not in violation of, or in default with respect to, any term of its Articles of Incorporation or Bylaws.

SECTION 3.15.  REAL PROPERTY; LEASES.

        (a) The Ultracision Disclosure Schedule includes a correct and complete list of all items of real property, including leased property, and any material buildings, structures and improvements located thereon or therein, which are owned or leased by Ultracision.

        (b) To the best of Ultracision's knowledge, with respect to any real property of Ultracision, including any leased property, and any material buildings, structures and improvements located thereon or therein, such buildings, fixtures and improvements, and the present use thereof, are not the subject of any official complaint or notice of violation of any applicable zoning ordinance, building code or environmental laws, and such premises are not affected or threatened by any condemnation or eminent domain proceeding.

        (c) All leases of real property and all material leases of personal property by Ultracision are in full force and effect and there exists no default on the part of Ultracision which would interfere with the use made and proposed to be made of such real and personal property, and, except for leases of personal property terminated in the ordinary course of business, upon consummation of the Merger, will continue to entitle Ultracision to the use and possession of the real or personal property purported to be covered thereby for the terms specified in such leases and for the purposes for which such real or personal property is now used.

        Section 3.16. Title to Assets. Ultracision has good and marketable title to all the properties and assets it owns or uses in its business or purports to own, including, without limitation, those reflected in its books and records and in the Balance Sheet (except inventory sold after the Balance Sheet Date in the ordinary course of business). None of such properties and assets are subject to any mortgage, pledge, lien, charge, security interest, encumbrance, restriction, lease, license, easement, liability or adverse claim of any nature whatsoever, except (i) mortgages or security interests shown on the Balance Sheet as securing specific liabilities or obligations or (ii) those imperfections of title and encumbrances, if any, which, individually or in the aggregate, (A) are not substantial in character, amount or extent and do not materially detract from the value of the properties subject thereto, (B) do not interfere with either the present and continued use of such property or the conduct of Ultracision's normal operations and (C) have arisen only in the ordinary course of business. All of the properties and assets owned, leased or used by Ultracision are in good operating condition and repair, normal wear and tear excepted, are suitable for the purposes used, are adequate and sufficient for all current operations of Ultracision and are directly related to the business of Ultracision.

SECTION 3.17.  ENVIRONMENTAL MATTERS.

        (a) For purposes of this Agreement, the following terms shall have the following meanings: (i) "Hazardous Substances" means (A) those substances defined in or regulated under the following United States federal statutes and their state or foreign counterparts, as each may be amended from time to time, and all regulations thereunder: the Hazardous Materials Transportation Act, the Resource Conservation and Recovery Act, the Comprehensive Environmental Response, Compensation and Liability Act, the Clean Water Act, the Safe Drinking Water Act, the Atomic Energy Act, the Federal Insecticide, Fungicide, and Rodenticide Act and the Clean Air Act; (B) petroleum and petroleum products including crude oil and any fractions thereof; (C) natural gas, synthetic gas, and any mixtures thereof; (D) radon; (E) asbestos; (F) any other pollutant or contaminant; and (G) any substance with respect to which a federal, state or local agency requires environmental investigation, monitoring, reporting or remediation; and (ii) "Environmental Laws" means any United States or foreign, federal, state or local law relating to (A) releases or threatened releases of Hazardous Substances or materials containing Hazardous Substances; (B) the manufacture, handling, transport, use, treatment, storage or disposal of Hazardous Substances or materials containing Hazardous Substances; or (C) otherwise relating to pollution of the environment or the protection of human health.

        (b) Except as would not have a Material Adverse Effect: (i) Ultracision has not violated and is not in violation of any Environmental Law; (ii) there has been no contamination, disposal, spilling, dumping, incineration, discharge, storage., treatment or handling of any Hazardous Substance, on or from any of the properties owned or leased by Ultracision (including, without limitation, soils and surface and ground waters); (iii) Ultracision is not liable for any off-site contamination; (iv) Ultracision is not liable under any Environmental
Law; (v) Ultracision has all permits, licenses and other authorizations required under any Environmental Law ("Environmental Permits"); (vi) Ultracision has been and is in compliance with its Environmental Permits; and (vii) there are no pending, or, to the best knowledge of Ultracision after due inquiry, threatened claims against Ultracision relating to any Environmental Law or Hazardous Substance.

        Section 3.18. Intellectual Property. No claim is pending or, to the best knowledge of Ultracision, threatened to the effect that the present or past operations of Ultracision infringes upon or conflicts with the rights of others with respect to any intellectual property (including, without limitation, licenses, patents, patent rights, patent applications, trademarks, trademark applications, trade names, copyrights, drawings, trade secrets, know-how and computer software) necessary to permit Ultracision to conduct its business as now operated (the "Ultracision Intellectual Property"), except as disclosed in the Ultracision Disclosure Schedule, no claim is pending or, to the best knowledge of Ultracision, threatened to the effect that, any of the Ultracision Intellectual Property is invalid or unenforceable. Ultracision has provided Giga-tronics with a list of all licenses, patents, patent rights, patent applications, trademarks, trademark applications, trade names, copyrights and service marks of Ultracision and each of its Subsidiaries. Except as set forth in the Ultracision Disclosure Schedule, no contract, agreement or understanding between Ultracision or any of its Subsidiaries and any other party exists which would impede or prevent the continued use by Ultracision and its Subsidiaries of the entire right, title and interest of Ultracision and its Subsidiaries in and to the Ultracision Intellectual Property.

        Section 3.19. No Guaranties. None of the obligations or liabilities of Ultracision is guaranteed by, or subject to a similar contingent liability of, any other person, firm or corporation, nor has Ultracision guaranteed, or otherwise become contingently liable for, the obligations or liabilities of any other person, firm or corporation.

        Section 3.20. Absence of Certain Business Practices. Neither Ultracision nor any officer, employee or agent of Ultracision, nor any other person acting on its behalf, has, directly or indirectly, within the past five (5) years given or agreed to give any gift or similar benefit to any customer, supplier, governmental employee or other person who is or may be in a position to help or hinder the business of Ultracision (or assist Ultracision in connection with any actual or proposed transaction) which (a) might subject Ultracision to any damage or penalty in any civil, criminal or governmental litigation or proceeding, (b) if not given in the past, might have had an adverse effect on the assets, business or operations of Ultracision as reflected in the Financial Statements or (c) if not continued in the future, might adversely affect Ultracision's assets, business, operations or prospects or which might subject Ultracision to suit or penalty in any private or governmental litigation or proceeding.

        Section 3.21. Compliance with Laws and Other Instruments. Ultracision has complied with all existing laws, rules, regulations, ordinances, orders, judgments and decrees now applicable to its business, properties or operations as presently conducted. Neither the ownership nor use of Ultracision's properties nor the conduct of its business conflicts with the rights of any other person, firm or corporation or violates, or with or without the giving of notice or the passage of time, or both, will violate, conflict with or result in a default, right to accelerate or loss of rights under, any terms or provisions of its certificate of incorporation or by-laws as presently in effect, or any lien, encumbrance, mortgage, deed of trust, lease, license, agreement, understanding, law, ordinance, rule or regulation, or any order, judgment or decree to which Ultracision is a party or by which it may be bound or affected.

        Section 3.22. Disclosure Documents. None of the information supplied by Ultracision for inclusion in the information materials relating to the solicitation of the approval of Ultracision's shareholders of the Merger (the "Information Materials") at the time of mailing of the Information Materials to shareholders of Ultracision, and at the time of the action by written consent of shareholders approving the Merger, contain any untrue statement of a material fact or omits or will omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The information with respect to Ultracision, this Agreement, the Registration Rights Agreement, the Ultracision Ancillary Agreements and the transactions contemplated hereby in the Informational Materials was true and correct in all material respects as of the date thereof and Ultracision has distributed the Information Materials to all of the holders of capital stock of Ultracision and complied with its Articles of Incorporation, Bylaws and legal requirements applicable to obtaining the written consent of its shareholders.

        Section 3.23. Tax Matters. Neither Ultracision nor any of its affiliates has taken or agreed to take any action it or they have been informed by Giga-tronics that would prevent the Merger from being effected as a pooling of interests or would prevent the Merger from constituting a transaction qualifying under Section 368(a) of the Code. Neither Ultracision nor any of its affiliates or agents is aware of any agreement, plan or other circumstances that would prevent the Merger from qualifying under Section 368(a) of the Code and to their best knowledge, the Merger will so qualify.

        Section 3.24. Accounting Matters. Section 3.24 of the Ultracision Disclosure Schedule sets forth all persons who, as of the date of this Agreement, may be deemed to be affiliates of Ultracision under Rule 145 of the Securities Act or otherwise under applicable SEC accounting releases with respect to pooling-of-interests accounting treatment. Prior to the date hereof, Ultracision has advised such persons of the resale restrictions imposed by applicable securities laws and required to cause the Merger to qualify for pooling-of-interests accounting treatment.

        Section 3.25. Restrictions on Business Activities. There is no agreement (non-compete or otherwise), commitment, judgment, injunction order or decree to which Ultracision is a party or otherwise binding upon Ultracision which has or could reasonably be expected to have the effect of prohibiting or impairing any business practice of Ultracision, any acquisition of property by Ultracision or the conduct of business by Ultracision. Without limiting the foregoing, Ultracision has not entered into any agreement under which Ultracision is restricted from selling, licensing or otherwise distributing any of its products.

        Section 3.26. Interested Party Transactions. No officer, director or shareholder of Ultracision (nor any ancestor, sibling, descendant or spouse of any such person, or any trust, partnership or corporation in which any of such persons has or has had an interest) has or has had, directly or indirectly, (i) an economic interest in any entity which furnished or sold, or furnishes or sells, services or products that Ultracision furnishes or sells or proposes to furnish or sell, or (ii) an economic interest in any entity that purchases from, or sells or furnishes to, Ultracision any goods or services; provided that ownership of no more than one percent (1%) of the outstanding voting stock of a publicly traded corporation shall not be deemed an "economic interest in any entity" for purposes of this Section 3.26.

        Section 3.27. Ultracision Advisory Fees. Except as set forth in Section
3.27 of the Ultracision Disclosure Schedule, there is no investment banker, broker, finder or other intermediary which has been retained by or is authorized to act on behalf of Ultracision who is entitled to any fee or commission from Giga-tronics or Ultracision or any of its affiliates upon consummation of the transactions contemplated by this Agreement.

                                   ARTICLE IV
                 REPRESENTATIONS AND WARRANTIES OF GIGA-TRONICS

        Except as disclosed in a document referring specifically to this Agreement (the "Giga-tronics Disclosure Schedule") which is delivered by Giga-tronics to Ultracision concurrently with the execution of this Agreement or as disclosed in public filings made by Giga-tronics with the SEC prior to the date hereof, Giga-tronics represents and warrants to Ultracision as set forth below:

        Section 4.01. Corporate Existence and Power. Giga-tronics and Merger Sub are corporations duly incorporated, validly existing and in good standing under the laws of the State of California and Delaware, respectively. Each of Giga-tronics and Merger Sub has all corporate powers and all material Governmental Authorizations required to carry on its business as now conducted. Giga-tronics is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction where the character of the property owned or leased by it or the nature of its activities makes such qualification necessary. Giga-tronics has delivered to Ultracision true and complete copies of Giga-tronics' Articles of Incorporation and Bylaws and Merger Sub's Certificate of Incorporation and Bylaws, each as currently in effect.

        Section 4.02. Corporate Authorization. The execution, delivery and performance by Giga-tronics and Merger Sub of this Agreement, the Registration Rights Agreement, the Ultracision and the Giga-tronics Affiliates Agreements and the consummation by Giga-tronics and Merger Sub of the transactions contemplated hereby and thereby are within the corporate powers of Giga-tronics and Merger Sub and have been duly authorized by all necessary corporate action. The Ultracision and Giga-tronics Affiliates Agreements are collectively referred to herein as the "Giga-tronics Ancillary Agreements." This Agreement, the Registration Rights Agreement and the Giga-tronics Ancillary Agreements constitute, or upon execution will constitute, valid and binding agreements of Giga-tronics and Merger Sub, enforceable in each case against each in accordance with their respective terms, subject to laws of general applicability relating to bankruptcy, insolvency, reorganization, moratorium, the relief of debtors and rules governing specific performance, injunctive relief or other equitable remedies, and the extent to which indemnification provisions contained in the Registration Rights Agreement are limited by public policy.

        Section 4.03. Governmental Authorization. The execution, delivery and performance by Giga-tronics and Merger Sub of this Agreement, the Registration Rights Agreement and the Giga-tronics Ancillary Agreements and the consummation of the Merger by Giga-tronics and Merger Sub, require no action by or in respect of, or filing with, any governmental body, agency, official or authority other than:

               (a) the filing of an agreement of merger in accordance with California law;

               (b) compliance with any applicable requirements of the Exchange Act, and the rules and regulations promulgated thereunder;

               (c) compliance with any applicable requirements of the Securities Act and the rules and regulations promulgated thereunder;

               (d) compliance with any applicable foreign or state securities or "blue sky" laws; and

               (e) such other filings or registrations with, or authorizations, consents or approvals of, governmental bodies, agencies, officials or authorities, the failure of which to make or obtain would not materially adversely affect the ability of Ultracision, Giga-tronics or Merger Sub to consummate the transactions contemplated hereby and operate their businesses as heretofore operated.

        Section 4.04. Non-Contravention. The execution, delivery and performance by Giga-tronics and Merger Sub of this Agreement, the Registration Rights Agreement, and the Giga-tronics Ancillary Agreements and the consummation by Giga-tronics and Merger Sub of the transactions contemplated hereby and thereby do not and will not:

               (a) contravene or conflict with the Articles of Incorporation or Bylaws of Giga-tronics or Certificate of Incorporation or Bylaws of Merger Sub;

               (b) assuming compliance with the matters referred to in Section 4.03, contravene or conflict with or constitute a violation of any provision of any law, regulation, judgment, injunction, order or decree binding upon or applicable to Giga-tronics, Merger Sub or any Subsidiary of Giga-tronics;

               (c) conflict with or result in a breach or violation of, or constitute a default under, or result in the termination or cancellation of, or right to accelerate, any agreement, contract or other instrument binding upon Giga-tronics or Merger Sub or any such Subsidiary or any material license, franchise, permit or other similar authorization held by Giga-tronics, Merger Sub or any such Subsidiary; or

               (d) result in the creation or imposition of any Lien on any asset of Giga-tronics, Merger Sub or any Subsidiary of Giga-tronics.

SECTION 4.05.  CAPITALIZATION OF GIGA-TRONICS.

        (a) The authorized capital stock of Giga-tronics consists of 40,000,000 shares of Giga-tronics Common Stock and 1,000,000 shares of preferred stock. As of the date hereof, there were outstanding:

               (i)  3,803,096 shares of Giga-tronics Common Stock; and

               (ii) employee and director stock options to purchase an aggregate of 334,550 shares of Giga-tronics Common Stock.

Giga-tronics has authorized the issuance of employee rights to purchase 700,000 shares of Giga-tronics Common Stock under Giga-tronics' 1990 Restated Stock Option Plan. In addition, Giga-tronics has authorized the issuance of up to 130,000 shares of Giga-tronics Common Stock under Giga-tronics' Employee Stock Purchase Plan. All outstanding shares of Giga-tronics Common Stock have been duly authorized and validly issued and are fully paid and nonassessable and free from any preemptive rights. Except as set forth in this Section and as otherwise contemplated by this Agreement, there are outstanding (i) no shares of capital stock or other voting securities of Giga-tronics, (ii) no securities of Giga-tronics convertible into or exchangeable for shares of capital stock or voting securities of Giga-tronics and (iii) no options or other rights to acquire from Giga-tronics, and no obligation of Giga-tronics to issue, any capital stock, voting securities or securities convertible into or exchangeable for capital stock or other voting securities of Giga-tronics (the items in clauses (i), (ii) and (iii) being referred to collectively as the "Giga-tronics Securities"). There are no outstanding obligations of Giga-tronics or any of its Subsidiaries to repurchase, redeem or otherwise acquire any Giga-tronics Securities. No holder of Giga-tronics Securities has, as of the date hereof, any contractual right to include any such securities in any registration statement proposed to be filed by Giga-tronics under the Securities Act.

        (b) All shares of Giga-tronics Common Stock issued in the Merger shall, upon issuance, be fully paid, validly issued and nonassessable. Giga-tronics has reserved sufficient shares of Giga-tronics Common Stock for issuance in the Merger based on the number of Ultracision Shares outstanding on the date hereof.

        Section 4.06. Capitalization of Merger Sub; Subsidiaries. The authorized capital stock of Merger Sub consists of 1,000 shares of common stock, par value $.01 per share, all of which are outstanding. All of the issued and outstanding capital stock of Merger Sub is owned by Giga-tronics. Merger Sub has not conducted any business prior to the date hereof and has no assets, liabilities or obligations of any nature other than those incident to its formation and pursuant to this Agreement. Except for its wholly owned Subsidiaries, ASCOR, Inc. and Viking Semiconductor Equipment, Inc., Giga-tronics does not own, directly or indirectly, any outstanding capital stock or equity interest in any corporation, partnership, joint venture or other entity other than Merger Sub.

        SECTION 4.07. SEC FILINGS.

        (a) Giga-tronics has since March 27, 1993 filed all proxy statements, schedules and reports required to be filed by it with the SEC pursuant to the Exchange Act.

        (b) Giga-tronics has delivered to Ultracision:

               (i) its annual reports on Form 10-K for its fiscal years ended March 30, 1996 and March 29, 1997;

               (ii) its quarterly report on Form 10-Q for its fiscal quarters ending June 28 and September 27, 1997;

               (iii) its proxy or information statements relating to meetings of, or actions taken without a meeting by, the shareholders of Giga-tronics held since August 5, 1997;

               (iv) all of its other reports, statements, schedules and registration statements filed with the SEC since August 5, 1997; and

               (v) all press releases issued by Giga-tronics since August 5, 1997.

        (c) As of its filing date, no such report or statement filed pursuant to the Exchange Act contained any untrue statement of a material fact or omitted to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading.

        (d) No such registration statement, as amended or supplemented, if applicable, filed pursuant to the Securities Act, as of the date such statement or amendment became effective, contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary to make the statements therein not misleading.

        Section 4.08. Financial Statements. The audited financial statements Giga-tronics included in its annual reports on Form 10-K and the unaudited financial statements of Giga-tronics included in its quarterly reports on Form 10-Q referred to in Section 4.07 present fairly, in conformity with generally accepted accounting principles applied on a consistent basis (except as may be indicated in the notes thereto), the consolidated financial position of Giga-tronics as of the dates thereof and its results of operations, shareholders' equity and cash flows for the periods then ended (subject to normal year-end adjustments in the case of any interim financial statements). For purposes of this Agreement, "Giga-tronics Balance Sheet" means the balance sheet of Giga-tronics as of September 27, 1997, and the notes thereto, contained in Giga-tronics' quarterly report on Form 10-Q filed for its fiscal quarter then ended, and "Giga-tronics Balance Sheet Date" means September 27, 1997.

        Section 4.09. Disclosure Documents. None of the information supplied or to be supplied by Giga-tronics or Merger Sub for inclusion in the Information Materials will, at the time of mailing of the Information Materials to shareholders of Ultracision and at the time of any meeting of such shareholders to be held in connection with the Merger or solicitation of written consent approving the Merger, contain any untrue statement of a material fact or omits or will omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

        Section 4.10. Absence of Certain Changes. Since the Giga-tronics Balance Sheet Date, Giga-tronics and its Subsidiaries have in all material respects conducted their business in the ordinary course and there has not been:

        (a) any Material Adverse Change with respect to Giga-tronics;

        (b) any declaration, setting aside or payment of any dividend or other distribution in respect of any shares of capital stock of Giga-tronics;

        (c) any repurchase, redemption or other acquisition by Giga-tronics or any of its Subsidiaries of any outstanding shares of capital stock or other securities of, or other ownership interests in, Giga-tronics or any such Subsidiary;

        (d) any amendment of any material term of any outstanding Giga-tronics Securities or any Giga-tronics Subsidiary Securities;

        (e) any damage, destruction or other casualty loss (whether or not covered by insurance) materially and adversely affecting the business, assets, liabilities, earnings or prospects of Giga-tronics or any of its Subsidiaries;

        (f) any new (or amendment to or alteration of any existing) bonus, incentive compensation, severance, stock option, stock appreciation right, pension, matching gift, profit-sharing, employee stock ownership, retirement, pension group insurance, death benefit, or other fringe benefit plan, arrangement or trust agreement adopted or implemented by Giga-tronics which would result in a material increase in cost to Giga-tronics;

        (g) the entering into of any agreement by Giga-tronics or any person on behalf of Giga-tronics to take any of the foregoing actions.

        Section 4.11. Litigation. There is no action, suit, proceeding, claim or investigation pending or overtly threatened, against Giga-tronics or any of its assets or against or involving any of its officers, directors or employees in connection with the business or affairs of Giga-tronics, including, without limitation, any claims for indemnification arising under any agreement to which Giga-tronics is a party, which could, individually or in the aggregate, have a Material Adverse Effect on Giga-tronics or which in any manner challenges or seeks to prevent, enjoin, alter or materially delay any of the transactions contemplated hereby. Giga-tronics is not subject to or in default with respect to any writ, order, judgment, injunction or decree, which would have a Material Adverse Effect on Giga-tronics.

        Section 4.12. Giga-tronics Advisor's Fees. Except for an investment banking firm which may be selected by Giga-tronics (the "Giga-tronics Financial Advisor") to render a fairness opinion in connection with the transactions contemplated by the terms of this Agreement, whose fees will be disclosed in writing to Ultracision and whose fees will be paid by Giga-tronics, there is no investment banker, broker, finder or other intermediary which has been retained by or is authorized to act on behalf of Giga-tronics or any of its Subsidiaries who is entitled to any fee or commission from Giga-tronics or any of its affiliates upon consummation of the transactions contemplated by this Agreement.

        Section 4.13. Continuity. Prior to the Merger, Giga-tronics will be in "control" (within the meaning of Section 368(c) of the Code) of the Merger Sub. As of the date of this Agreement, Giga-tronics has no plan or intention to, following the consummation of the Merger: sell or otherwise dispose of the capital stock of Ultracision except for transfers of such stock to corporations controlled by Giga-tronics within the meaning of Section 368(a)(2)(C) of the Code; or cause Ultracision to sell or otherwise dispose of its assets, except for dispositions made in the ordinary course of business or transfers of assets to corporations controlled by Ultracision within the meaning of Section 368(a)(2)(C) of the Code.

                                    ARTICLE V
                            COVENANTS OF ULTRACISION

        Ultracision agrees that:

        Section 5.01. Conduct of Ultracision. From the date hereof until the Effective Time, Ultracision shall in all material respects conduct its business in the ordinary course. Without limiting the generality of the foregoing, from the date hereof until the Effective Time, except as contemplated hereby or previously disclosed by Ultracision to Giga-tronics in writing, without the prior written consent of Giga-tronics:

               (a) Ultracision will not adopt or propose any change in its Articles of Incorporation or Bylaws;

               (b) Ultracision will not enter into or amend any employment agreements, oral or written or increase the compensation payable or to become payable by it to any of its officers, directors, or consultants over the amount payable as of September 30, 1997, or increase the compensation payable to any other employees (other than (A) increases in the ordinary course of business which are not in the aggregate material to Ultracision, or (B) pursuant to plans disclosed in Ultracision Disclosure Schedule), or adopt or amend any employee benefit plan or arrangement (oral or written);

               (c) Ultracision will not issue any Ultracision Securities;

               (d) Ultracision will not pay any dividend or make any other distribution to holders of its capital stock nor will Ultracision redeem or otherwise acquire any Ultracision Securities;

               (e) Ultracision will not, directly or indirectly, merge or consolidate with another entity or dispose of or acquire any material properties or assets except in the ordinary course of business;

               (f) Ultracision will not incur any additional indebtedness for borrowed money in excess of $25,000 in the aggregate, except pursuant to existing arrangements which have been disclosed to Giga-tronics prior to the date hereof;

               (g) Ultracision will not amend or change the period of exercisability or accelerate the exercisability of any outstanding options or warrants to acquire shares of capital stock, or accelerate, amend or change the vesting period of any outstanding restricted stock;

               (h) Ultracision will not, except in the ordinary course of business consistent with past practices, sell, license or otherwise transfer to any person any Ultracision intellectual property rights; and

               (i) Ultracision will not agree or commit to do any of the foregoing.

        Section 5.02. Intentionally Deleted.

        Section 5.03. Access to Financial and Operation Information. From the date hereof until the Effective Time, Ultracision will give Giga-tronics, its counsel, financial advisors, auditors and other authorized representatives reasonable access during normal business hours to the offices, properties, books and records of Ultracision, will furnish to Giga-tronics, its counsel, financial advisors, auditors and other authorized representatives such financial and operating data as such persons may reasonably request and will instruct Ultracision's employees, counsel and financial advisors to cooperate with Giga-tronics in its investigation of the business of Ultracision and in the planning for the combination of the businesses of Ultracision and Giga-tronics following the consummation of the Merger; provided that no investigation pursuant to this Section shall affect any representation or warranty given by Ultracision to Giga-tronics hereunder. In addition, Ultracision will cooperate in arranging joint meetings among representatives of Ultracision and Giga-tronics and persons with whom Ultracision maintains business relationships. All requests for information made pursuant to this Section shall be directed to the President of Ultracision or such person as may be designated by him. All information obtained pursuant to this Section 5.03 shall be governed by any confidentiality agreements currently in effect between Giga-tronics and Ultracision as well as the terms of Section 5.08 of this Agreement.

        Section 5.04. Other Offers. From the date hereof until the earlier of the Effective Date or the termination of this Agreement in accordance with the terms hereof, Ultracision and the officers, directors, employees or other agents of Ultracision will not, directly or indirectly, (i) take any action to solicit, initiate or encourage the making of any Acquisition Proposal (as hereinafter defined); or (ii) engage in negotiations with, or disclose any nonpublic information relating to Ultracision or afford access to the properties, books or records of Ultracision to, any person or entity that informs the Board of Directors that it is considering making, or has made, an Acquisition Proposal. Until this Agreement shall be terminated in accordance with the terms hereof, Ultracision will not enter into any agreement to merge or consolidate with, or sell a substantial portion of its assets to, any person or entity. Ultracision will promptly notify Giga-tronics after receipt of any Acquisition Proposal or any request for nonpublic information relating to Ultracision in connection with an Acquisition Proposal or for access to the properties, books or records of Ultracision by any person or entity that informs the Board of Directors that it is considering making, or has made, an Acquisition Proposal. The term "Acquisition Proposal" shall mean (i) any merger, consolidation, tender offer or other similar transaction or related transactions pursuant to which the holders of the voting securities of Ultracision prior to the transaction hold following the consummation of such transaction less than eighty percent (80%) of the voting securities of the surviving entity, (ii) a sale of a material portion of the assets of Ultracision, or (iii) any equity or convertible debt transaction or related transactions in which any person or group of affiliated persons other than current security holders of Ultracision acquire securities of Ultracision representing more than twenty percent (20%) of the aggregate voting power of Ultracision's outstanding securities, other than in each case the transactions contemplated by this Agreement. For purposes of the foregoing definition, one person shall be deemed to be affiliated with a second person if such first person controls, is controlled by or is under common control with the second person, and control, for purposes hereof, shall be deemed to exist only in the event there exists ownership of or the right to vote, in either case directly or indirectly, securities representing more than fifty percent (50%) of the aggregate voting power of an entity's outstanding securities.

        Section 5.05. Maintenance of Business. Ultracision will use its best efforts to carry on its business, keep available the services of its officers and employees and preserve its relationships with those of its customers, suppliers, licensors and others having business relationships with it that are material to its business in substantially the same manner as it has prior to the date hereof. If Ultracision becomes aware of a material deterioration or facts which are likely to result in a material deterioration in the relationship with any material customer, supplier, licensor or others having business relationships with it, it will promptly bring such information to the attention of the Giga-tronics in writing.

        Section 5.06. Compliance with Obligations. Prior to the Effective Date, Ultracision shall comply with (i) all applicable federal, state, local and foreign laws, rules and regulations, (ii) all material agreements and obligations, including its Articles of Incorporation and Bylaws, by which it, its properties or its assets may be bound, and(iii) all decrees, orders, writs, injunctions, judgments, statutes, rules and regulations applicable to Ultracision and its properties or assets.

        Section 5.07. Notices of Certain Events. Ultracision shall, upon obtaining knowledge of any of the following, promptly notify Giga-tronics of:

               (a) any notice or other communication from any person alleging that the consent of such person is or may be required in connection with the Merger;

               (b) any notice or other communication from any governmental or regulatory agency or authority in connection with the Merger; and

               (c) any actions, suits, claims, investigations or other judicial proceedings commenced or threatened against Ultracision which, if pending on the date of this agreement, would have been required to have been disclosed pursuant to Sections 3.10 or 3.20 or which relate to the consummation of the Merger.

        Section 5.08. Confidentiality. Ultracision agrees that for a period of three (3) years following any termination of this Agreement, Ultracision shall not (a) disclose to any person, association, firm, corporation or other entity in any manner, directly or indirectly, any confidential information or data relevant to the operations of Giga-tronics whether of a technical or commercial nature, nor (b) use, or permit or assist, by acquiescence or otherwise, any person, association, firm, corporation or other entity to use, directly or indirectly, any such information or data in any manner which reasonably would be deemed to be competitive with the operations of Giga-tronics excepting only use of: (i) information in the public domain at the time of disclosure to Ultracision; (ii) information subsequently coming into the public domain by means other than disclosure by Ultracision or any of its agents; (iii) information Ultracision can establish and document was in its possession or was known to it prior to its disclosure to Ultracision by Giga-tronics; (iv) information disclosed to Ultracision by a third party not in violation of any obligation of confidentiality or nondisclosure known to Ultracision or of which Ultracision should reasonably have known; (v) information which was independently developed by Ultracision or which is generally known in Ultracision's industry, or (vi) information required to be disclosed by court order provided that Giga-tronics is given sufficient notice prior to such disclosure to enable Giga-tronics to avail itself of procedures to protect the confidentiality of the information ordered to be disclosed.

        Section 5.09. Compliance with the Securities Act. Ultracision shall prior to five (5) days after signing but in any event prior to or simultaneous with the mailing of the Information Materials cause each person who is an "affiliate," as that term is used in paragraphs (c) and (d) of Rule 145 under the Securities Act, of Ultracision to deliver to Giga-tronics an Affiliates Agreement in substantially the form attached hereto as Exhibit 5.09 (an "Ultracision Affiliates Agreement").

                                   ARTICLE VI
                    COVENANTS OF GIGA-TRONICS AND MERGER SUB

        Giga-tronics and Merger Sub agree that:

        Section 6.01. Conduct of Giga-tronics. From the date hereof until the Effective Time, Giga-tronics and its Subsidiaries shall in all material respects conduct their business in the ordinary course. Without limiting the generality of the foregoing, from the date hereof until the Effective Time, except as contemplated hereby or previously disclosed by Giga-tronics to Ultracision in writing, without the prior written consent of Ultracision:

               (a) Giga-tronics will not adopt or propose any changes in its Articles of Incorporation or Bylaws;

               (b) Giga-tronics will not pay any dividend or make any other distribution to holders of its capital stock nor will Giga-tronics or any of its Subsidiaries redeem or otherwise acquire any Giga-tronics Securities;

               (c) Giga-tronics shall take no extraordinary actions affecting its capital structure (e.g., declaration of stock dividends or stock splits);

               (d) Giga-tronics will not except, in the ordinary course of business consistent with past practices, sell, license or otherwise transfer to any person any Giga-tronics intellectual property rights or any intellectual property rights of any of its Subsidiaries; and

               (e) Giga-tronics will not, and will not permit any of its Subsidiaries to, agree or commit to do any of the foregoing.

        Section 6.02. Compliance with Securities Laws. Giga-tronics shall take any action required to be taken under foreign or state securities or "blue sky" laws in connection with the issuance of Giga-tronics Common Stock in the Merger.

        Section 6.03. Maintenance of Business. Giga-tronics will use its best efforts to carry on its business, keep available the services of its officers and employees and preserve its relationships with those of its customers, suppliers, licensors and other persons having business relationships with it that are material to its business in substantially the same manner as it has prior to the date hereof. If Giga-tronics becomes aware of a material deterioration or facts which are likely to result in a material deterioration in the relationship with any customer, supplier, licensor or others having business relationships with it, it will promptly bring such information to the attention of Ultracision in writing.

        Section 6.04. Compliance with Obligations. Prior to the Effective Date, Giga-tronics and its Subsidiaries shall each comply with (i) all applicable federal, state, local and foreign laws, rules and regulations, (ii) all material agreements and obligations, including its respective certificate or articles of incorporation and bylaws, by which it, its properties or its assets may be bound, and (iii) all decrees, orders, writs, injunctions, judgments, statutes, rules and regulations applicable to Giga-tronics and its Subsidiaries and their respective properties or assets.

        Section 6.05. Notices of Certain Events. Giga-tronics shall, upon obtaining knowledge of any of the following, promptly notify Ultracision of:

               (a) any notice or other communication from any person alleging that the consent of such person is or may be required in connection with the Merger;

               (b) any notice or other communication from any governmental or regulatory agency or authority in connection with the Merger; and

               (c) any actions, suits, claims, investigations or other judicial proceedings commenced or threatened against Giga-tronics or any of its Subsidiaries which, if pending on the date of this Agreement, would have been required to have been disclosed pursuant to Section 4.11 or which relate to the consummation of the Merger.

        Section 6.06. Confidentiality. Giga-tronics agrees that for a period of three (3) years following any termination of this Agreement Giga-tronics shall not (a) disclose to any person, association, firm, corporation or other entity in any manner, directly or indirectly, any confidential information or data relevant to the operations of Ultracision, whether of a technical or commercial nature, nor (b) use, or permit or assist, by acquiescence or otherwise, any person, association, firm' corporation or other entity to use, directly or indirectly, any such information or data in any manner which reasonably would be deemed to be competitive with the operations of Ultracision excepting only use of (i) information in the public domain at the time of disclosure to Giga-tronics (ii) information subsequently coming into the public domain by means other than disclosure by Giga-tronics or any of its agents (iii) information Giga-tronics can establish and document was in its possession or was known to it prior to its disclosure to Giga-tronics by Ultracision; (iv) information disclosed to Giga-tronics by a third party not in violation of any obligation of confidentiality or nondisclosure known to Giga-tronics or of which Giga-tronics should reasonably have known; (v) information which was independently developed by Giga-tronics or which is generally known in Ultracision's industry, or (vi) information required to be disclosed by court order provided that Ultracision is given sufficient notice prior to such disclosure to enable Ultracision to avail itself of procedures to protect the confidentiality of the information ordered to be disclosed.

        Section 6.07. Obligations of Merger Sub. Giga-tronics will take all action necessary to cause Merger Sub to perform its obligations under this Agreement and to consummate the Merger on the terms and conditions set forth in this Agreement. Merger Sub will not issue any shares of its capital stock, any securities convertible into or exchangeable for its capital stock, or any option, warrant or other right to acquire its capital stock to any Person other than Giga-tronics or a wholly owned Subsidiary of Giga-tronics. Merger Sub shall not incur any indebtedness or liabilities of any kind except pursuant to this Agreement.

        Section 6.08. Compliance with the Securities Act. Giga-tronics shall cause each person who is an "affiliate," as that term is used in paragraphs (c) and (d) of Rule 145 under the Securities Act, of Giga-tronics to enter on or prior to the Effective Date an Affiliates Agreement in substantially the form attached hereto as Exhibit 6.08 (a "Giga-tronics Affiliates Agreement").

                                   ARTICLE VII
                         OTHER COVENANTS OF THE PARTIES

        The Parties agree that:

        Section 7.01. Advice of Changes. Each party will promptly advise each other party in writing (i) of any event known to its executive officers occurring subsequent to the date of this Agreement that would render any representation or warranty of such party contained in this Agreement, if made on or as of the date of such event or the Effective Date, untrue, inaccurate or misleading in any material respect (other than an event so affecting a representation or warranty which is expressly limited to a state of facts existing at a time prior to the occurrence of such event) and (ii) of any Material Adverse Change in the business condition of the party and its Subsidiaries, taken as a whole.

        Section 7.02. Regulatory Approvals. Prior to the Effective Time, each party shall execute and file, or join in the execution and filing of, any application or other document that may be necessary in order to obtain the authorization, approval or consent of any governmental body, federal, state, local or foreign, which may be reasonably required, or that the other company may reasonably request, in connection with the consummation of the Merger. Each party shall use its reasonable best efforts to obtain all such authorizations, approvals and consents.

        Section 7.03. Actions Contrary to Stated Intent. No party hereto shall, from or after the date hereof and either before or after the Effective Time, take any action that would prevent the Merger from qualifying as a reorganization under Section 368 of the Code.

        Section 7.04. Certain Filings. The Parties shall cooperate with one another:

        (a) in determining whether any action by or in respect of, or filing with, any governmental body, agency or official, or authority is required, or any actions, consents, approvals or waivers are required to be obtained from parties to any material contracts, in connection with the consummation of the transactions contemplated by this Agreement; and

        (b) in seeking any such actions, consents, approvals or waivers or making any such filings, furnishing information required in connection therewith and seeking timely to obtain any such actions, consents, approvals or waivers.

        Section 7.05. Communications. Between the date hereof and the Effective Time, no party will furnish any written communication to its shareholders or to the public generally if the subject matter thereof relates to the transactions contemplated by this Agreement without the prior approval of Ultracision and Giga-tronics as to the content thereof, which approval shall not be unreasonably withheld; provided that the foregoing shall not be deemed to prohibit any disclosure required by any applicable law or by any competent governmental authority.

        Section 7.06. Satisfaction of Conditions Precedent. The parties will use their reasonable best efforts to satisfy or cause to be satisfied all the conditions precedent that are set forth in Article VIII, as applicable to each of them, and to cause the transactions contemplated by this Agreement to be consummated, and, without limiting the generality of the foregoing, to obtain all consents and authorizations of third parties and to make all filings with, and give all notices to, third parties that may be necessary or reasonably required on its part in order to effect the transactions contemplated hereby.

                                  ARTICLE VIII
                            CONDITIONS TO THE MERGER

        Section 8.01. Conditions to Obligations of Giga-tronics and Merger Sub. The obligations of Giga-tronics and Merger Sub hereunder are subject to the fulfillment or satisfaction, on and as of the Effective Date, of each of the following conditions (any one or more of which may be waived by Giga-tronics, but only in a writing signed by Giga-tronics):

               (a) Accuracy of Representations and Warranties. The representations and warranties of Ultracision and the Shareholder contained in
Article III shall be true and accurate in all material respects on and as of the Effective Date with the same force and effect as if they had been made on the Effective Date (except to the extent a representation or warranty speaks only as of an earlier date and except for changes contemplated by this Agreement) and Ultracision shall have provided Giga-tronics with a certificate executed by the President and the Chief Financial Officer of Ultracision, dated as of the Effective Date, to such effect; provided, however, that any inaccuracy of a representation or warranty, on the date hereof or on the Effective Date, shall not result in the non-satisfaction of this Section 8.01(a) unless any such inaccuracy or inaccuracies, either (i) individually or in the aggregate, represent a Material Adverse Effect on Ultracision or (ii) are willful and intentional misrepresentations of a material matter that constitute common law fraud. For purposes of this Agreement, a "Material Adverse Effect," with respect to any person or entity, means a material adverse effect on the financial condition, business, liabilities (including contingent liabilities) or results of operations of such person or entity and its Subsidiaries, taken as a whole; and "Material Adverse Change" shall mean a change or a development involving a prospective change which would have a Material Adverse Effect.

               (b) Covenants. Ultracision shall have performed and complied with all of its covenants contained in Articles V and VII in all material respects on or before the Effective Date, and Giga-tronics shall receive a certificate to such effect signed by Ultracision's President and Chief Financial Officer.

               (c) No Material Adverse Change. There shall have been no Material Adverse Change in Ultracision since the Ultracision Balance Sheet Date.

               (d) Affiliates Agreements. Giga-tronics shall have received from each person or entity who may be deemed pursuant to Section 5.09 to be an affiliate of Ultracision a duly executed Affiliates Agreement, and such Affiliates Agreements shall remain in full force and effect.

               (e) Satisfactory Completion of Due Diligence Review. Giga-tronics' due diligence review of the business, operations and financial condition of Ultracision shall not have revealed any facts or circumstances which in the reasonable judgment of Giga-tronics could have a Material Adverse Effect on Ultracision. If such due diligence review shall reveal facts or circumstances which in the reasonable judgment of Giga-tronics could have a Material Adverse Effect on Ultracision, Giga-tronics shall promptly notify Ultracision of its determination or shall be deemed to have waived compliance with this condition.

               (f) Pooling of Interests Matters. In the sole discretion of Giga-tronics, the Merger shall qualify for accounting treatment as a pooling of interests in accordance with Accounting Principles Board Release No. 16. In determining whether the Merger so qualifies Giga-tronics may consider the impact on such qualification of Ultracision Shares which are voted against the Merger or which have abstained from voting with respect to the Merger.

        Section 8.02. Conditions to Obligations of Ultracision. Ultracision's obligations hereunder are subject to the fulfillment or satisfaction, on and as of the Effective Date, of each of the following conditions (any one or more of which may be waived by Ultracision, but only in a writing signed by Ultracision):

               (a) Accuracy of Representations and Warranties. The representations and warranties of Giga-tronics set forth in Article IV shall be true and accurate in all material respects on and as of the Effective Date with the same force and effect as if they had been made on the Effective Date (except to the extent a representation or warranty speaks only as of an earlier date and except for changes contemplated by this Agreement) and Giga-tronics shall have provided

Ultracision with a certificate executed by the President and the Chief Financial Officer of Giga-tronics, dated as of the Effective Date, to such effect; provided, however, that any inaccuracy of a representation or warranty, on the date hereof or on the Effective Date, shall not result in the non-satisfaction of this Section 8.02(a) unless any such inaccuracy or inaccuracies, either (i) individually or in the aggregate, represent a Material Adverse Effect on Giga-tronics or (ii) are willful and intentional misrepresentations that constitute common law fraud of a material matter.

               (b) Covenants. Giga-tronics shall have performed and complied with all of its covenants contained in Articles VI and VII in all material respects on or before the Effective Date, and Ultracision shall receive a certificate to such effect signed by Giga-tronics' President and Chief Financial Officer.

               (c) No Material Adverse Change. There shall have been no Material Adverse Change in Giga-tronics since the Giga-tronics Balance Sheet Date.

        Section 8.03. Conditions to Obligations of Each Party. The respective obligations of Ultracision and Giga-tronics hereunder are subject to the fulfillment, on and as of the Effective Date, of each of the following conditions (any one or more of which may be waived by such parties, but only in a writing signed by such parties):

               (a) Illegality or Legal Constraint. No statute, rule, regulation, executive order, decree, injunction or restraining order shall have been enacted, promulgated or enforced (and not repealed, superseded or otherwise made inapplicable) by any court or governmental authority which prohibits the consummation of the Merger (each party agreeing to use its reasonable best efforts to have any such order, decree or injunction lifted).

               (b) Consents. All written consents, assignments, waivers or authorizations ("Consents"), other than Governmental Authorizations, that are required as a result of the Merger for the continuation in full force and effect of any material contracts or leases of Ultracision or Giga-tronics shall have been obtained, other than those Consents the failure of which to obtain would not have a Material Adverse Effect on Ultracision or Giga-tronics.

               (c) Governmental Authorizations. There shall have been obtained any and all Governmental Authorizations, permits, approvals and consents of securities or "blue sky" commissions of any jurisdiction and of any other governmental body or agency, that may reasonably be deemed necessary so that the consummation of the Merger will be in compliance with applicable laws, the failure to comply with which would have a Material Adverse Effect on Giga-tronics, Ultracision or the Surviving Corporation or would be reasonably likely to subject any of Giga-tronics, Merger Sub, Ultracision or any of their respective directors or officers to substantial penalties or criminal liability.

                                   ARTICLE IX
                            TERMINATION OF AGREEMENT

        Section 9.01. Termination. This Agreement may be terminated at any time prior to the Effective Time whether before or after the approval by the shareholders of Ultracision or Giga-tronics:

               (a) by mutual consent of the Boards of Directors of Giga-tronics, Merger Sub and Ultracision;

               (b) by Giga-tronics, if it is not in material breach of its obligations under this Agreement and if the Board of Directors of Ultracision shall have recommended or approved any acceptance by shareholders of any Acquisition Proposal (other than an Acquisition Proposal made by Giga-tronics or an affiliate of Giga-tronics); or

               (c) by either Giga-tronics and Merger Sub or Ultracision, respectively, (A) if there has been a breach of any representation and warranty such that Section 8.01(a) or 8.02(a), respectively, cannot be satisfied or (B) if there has been the willful breach on the part of Ultracision or Giga-tronics and Merger Sub, respectively, of any covenant or agreement contained in this Agreement such that Sections 8.01(b) or 8.02(b) cannot be satisfied, and in both case (A) and case (B) such breach has not been promptly cured after notice to the breaching party; or

               (d) by Giga-tronics, if the conditions contained in Section 8.01(f) are not satisfied; or

               (f) by Giga-tronics, if Ultracision shall have issued any Ultracision Securities between the date of this Agreement and the Closing Date without the prior consent of Giga-tronics; or

               (g) by either Giga-tronics and Merger Sub or Ultracision, respectively, at any time after December 10, 1997, unless the delay is caused by the failure of the terminating party to fulfill its obligations hereunder.

        Section 9.02. Effect of Termination. In the event of termination of this Agreement as provided above, this Agreement shall forthwith become void, and there shall be no liability on the part of either Giga-tronics, Merger Sub or Ultracision, except that each of the agreements contained or referred to in Sections 5.08, 6.06 and 10.02 shall survive the termination hereof; provided, however, that each party shall be entitled to any remedies at law or in equity in the event of a breach of this Agreement by the other party.

                                    ARTICLE X
                                  MISCELLANEOUS

        Section 10.01.Further Assurances. Each party agrees to cooperate fully with the other parties and to execute such further instruments, documents and agreements and to give such further written assurances as may be reasonably requested by any other party to better evidence and reflect the transactions described herein and contemplated hereby and to carry into effect the intents and purposes of this Agreement.

        Section 10.02. Fees and Expenses. Except as set forth in Ultracision's Disclosure Schedule or Section 4.12, whether or not the Merger is consummated, each party shall pay all fees and expenses incurred by such party, including counsel fees and fees of accountants contracted by such party, and any other expenses specifically identifiable to such party in connection with the transactions contemplated hereby. Any other costs and expenses not specifically identified as applicable to either Ultracision or Giga-tronics shall be shared equally.

        Section 10.03. Nonsurvival of Representations and Warranties. All representations and warranties made herein, and in any instrument delivered pursuant hereto, shall be deemed to be conditions to the Merger and shall not survive the Merger.

        Section 10.04. Notices. Any notice or communication required or permitted by this Agreement shall be deemed sufficiently given if in writing and, if delivered personally, when it is delivered or, if delivered in another manner, the earlier of when it is actually received by the party to whom it is directed or when the period set forth below expires (whether or not it is actually received):

               (a) if deposited with the U.S. Postal Service, postage prepaid, and addressed to the party to receive it as set forth below, forty-eight (48) hours after such deposit as registered or certified mail; or

               (b) if accepted by Federal Express or a similar delivery service in general usage for delivery to the address of the party to receive it as set forth next below, twenty-four (24) hours after the delivery time promised by the delivery service.

Giga-tronics and Merger Sub:

        Giga-tronics Incorporated
        4650 Norris Canyon Road
        San Ramon, CA 94583
        Attention:    George H. Bruns, Jr.
                      Chief Executive Officer
        Facsimile:    (510) 328-4700

With copy to:

        Gibson, Dunn & Crutcher LLP
        Pacific Telesis Tower
        One Montgomery Street
        San Francisco, CA 94104
        Attention:    William L.  Hudson, Esq.
        Facsimile:    (415) 986-5309

Ultracision:

        Ultracision, Inc.
        3380 Montgomery Drive
        Santa Clara, CA 95054
        Attention:    Gordon Hampton
                      Chief Executive Officer
        Facsimile:    (408) 980-0670

With copy to:

        Hopkins & Carley, A Law Corporation
        Eighth Floor, 10 Almaden Boulevard
        San Jose, CA  95113
        Attention:    Anthony J. McCarthy, Esq.
        Facsimile:    (408) 998-4790

        Such communications shall be effective when they are received by the addressee thereof. Any party may change its address for such communications by giving notice thereof to the other parties in conformity with this Section.

        Section 10.05. Governing Laws. The laws of the State of California (irrespective of its choice of law principles) shall govern all issues concerning the Merger and all other issues concerning the validity of this Agreement, the construction of its terms, and the interpretation and enforcement of the rights and duties of the parties.

        Section 10.06. Binding upon Successors and Assigns; Assignment. This Agreement and the provisions hereof shall be binding upon each of the parties, their permitted successors assigns. This Agreement may not be assigned by any party without the prior written consent of the parties.

        Section 10.07. Severability. If any provision of this Agreement, or the application thereof, shall for-any reason or to any extent be invalid or unenforceable, the remainder of this Agreement and application of such provision to other persons or circumstances shall continue in full force and effect and in no way be affected, impaired or invalidated.

        Section 10.08. Entire Agreement. This Agreement and-the other agreements and instruments referenced herein constitute the entire understanding and agreement of the parties with respect to the subject matter hereof and supersede all prior and contemporaneous agreements or understandings, inducements or conditions, express or implied, written or oral, between the parties with respect hereto.

        Section 10.09. Other Remedies. Except as otherwise provided herein, any and all remedies herein expressly conferred upon a party shall be deemed cumulative with and not exclusive of any other remedy conferred hereby or by law on such party, and the exercise of any one remedy shall not preclude the exercise of any other.

        Section 10.10. Amendment and Waivers. Any term or provision of this Agreement may be amended, and the observance of any term of this Agreement may be waived (either generally or in a particular instance and either retroactively or prospectively) only by a writing signed by the party to be bound thereby. The waiver by a party of any breach hereof or default in the performance hereof shall not be deemed to constitute a waiver of any other default or any succeeding breach or default. At any time before or after approval of this Agreement and the Merger by the shareholders of Ultracision and prior to the Effective Time, this Agreement may be amended or supplemented by Ultracision or Giga-tronics with respect to any of the terms contained in this Agreement, except that following approval by the shareholders of Ultracision there shall be no amendment or change to the provisions hereof with respect to the Exchange Ratio without further approval by the shareholders of Ultracision, and no other amendment shall be made which by law requires further approval by such shareholders without such further approval.

        Section 10.11. No Waiver. The failure of any party to enforce any of the provisions hereof shall not be construed to be a waiver of the right of such party thereafter to enforce such provisions.

        Section 10.12. Construction of Agreement: Knowledge. A reference to an Article, Section or an Exhibit shall mean an Article of, a Section in, or Exhibit to, this Agreement unless otherwise explicitly set forth. The titles and headings herein are for reference purposes only and shall not in any manner limit the construction of this Agreement which shall be considered as a whole. The words "include," "includes" and "including" when used herein shall be deemed in each case to be followed by the words "without limitation." For purposes of this Agreement, "knowledge" of any party shall mean the actual knowledge of the executive officers of such party after such officers shall have made inquiry that is customary and appropriate under the circumstances to which reference is made, except that "knowledge" of the Shareholder shall mean the actual knowledge of such Shareholder.

        Section 10.13. Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be an original as against any party whose signature appears thereon and all of which together shall constitute one and the same instrument. This Agreement shall become binding when one or more counterparts hereof, individually or taken together, shall bear the signatures of all of the parties reflected hereon as signatories.

        IN WITNESS WHEREOF, the-parties hereto have executed this Agreement as of the date first above written.

                               GIGA-TRONICS INCORPORATED

                               By: /s/ George H. Bruns, Jr.
                               Name:    George H. Bruns, Jr.
                               Title:   Chief Executive Officer


                               GIGA ACQUISITION CORP.

                               By: /s/ George H. Bruns, Jr.
                               Name:  George H. Bruns, Jr.
                               Title: Chief Executive Officer


                               ULTRACISION, INC.

                               By: /s/ Gordon Hampton
                               Name: Gordon Hamption
                               Title: President


                               GORDON HAMPTON

                               /s/ Gordon Hampton

                                    GLOSSARY

                                                                     SECTION
Absence of Certain Business Practices............................  Section 3.20
Absence of Certain Changes.......................................  Section 4.10
Absence of Changes or Events.....................................  Section 3.08
Access to Financial and Operation Information....................  Section 5.03
Accounting Matters...............................................  Section 3.24
Actions Contrary to Stated Intent................................  Section 7.03
Advice of Changes................................................  Section 7.01
Amendment and Waivers............................................  Section 10.10
Articles of Incorporation........................................  Section 2.01
Binding upon Successors and Assigns; Assignment..................  Section 10.06
Bylaws...........................................................  Section 2.02
Capitalization...................................................  Section 3.05
Capitalization of Giga-tronics...................................  Section 4.05
Capitalization of Merger Sub; Subsidiaries.......................  Section 4.06
Certain Filings..................................................  Section 7.04
Communications...................................................  Section 7.05
Compliance with Laws and Other Instruments.......................  Section 3.21
Compliance with Obligations......................................  Section 5.06
Compliance with Obligations......................................  Section 6.04
Compliance with Securities Laws..................................  Section 6.02
Compliance with the Securities Act...............................  Section 5.09
Compliance with the Securities Act...............................  Section 6.08
Conditions to Obligations of Each Party..........................  Section 8.03
Conditions to Obligations of Giga-tronics and Merger Sub.........  Section 8.01
Conditions to Obligations of Ultracision.........................  Section 8.02
Conduct of Giga-tronics..........................................  Section 6.01
Conduct of Ultracision...........................................  Section 5.01
Confidentiality..................................................  Section 5.08
Confidentiality..................................................  Section 6.06
Construction of Agreement: Knowledge.............................  Section 10.12
Continuity.......................................................  Section 4.13
Conversion of Shares.............................................  Section 1.02
Corporate Authorization..........................................  Section 3.02
Corporate Authorization..........................................  Section 4.02
Corporate Existence and Power....................................  Section 3.01
Corporate Existence and Power....................................  Section 4.01
Counterparts.....................................................  Section 10.13
Directors and Officer............................................  Section 2.03
Disclosure Documents.............................................  Section 3.22
Disclosure Documents.............................................  Section 4.09
Effect of Termination............................................  Section 9.02
Employee Benefit Plans; ERISA....................................  Section 3.13

Entire Agreement.................................................  Section 10.08
Environmental Matters............................................  Section 3.17
Exchange of Certificates.........................................  Section 1.03
Fees and Expenses................................................  Section 10.02
Financial Statements.............................................  Section 3.07
Financial Statements.............................................  Section 4.08
Fractional Shares................................................  Section 1.05
Further Assurances...............................................  Section 10.01
Giga-tronics Advisor's Fees......................................  Section 4.12
Governing Laws...................................................  Section 10.05
Governmental Authorization.......................................  Section 3.03
Governmental Authorization.......................................  Section 4.03
Insurance........................................................  Section 3.12
Intellectual Property............................................  Section 3.18
Intentionally Deleted............................................  Section 1.04
Intentionally Deleted............................................  Section 5.02
Interested Party Transactions....................................  Section 3.26
Litigation.......................................................  Section 3.10
Litigation.......................................................  Section 4.11
Maintenance of Business..........................................  Section 5.05
Maintenance of Business..........................................  Section 6.03
Material Agreements..............................................  Section 3.14
No Guaranties....................................................  Section 3.19
Registration of Giga-tronics Common Stock........................  Section 1.07
No Undisclosed Liabilities.......................................  Section 3.09
No Waiver........................................................  Section 10.11
Non-Contravention................................................  Section 3.04
Non-Contravention................................................  Section 4.04
Nonsurvival of Representations and Warranties....................  Section 10.03
Notices..........................................................  Section 10.04
Notices of Certain Events........................................  Section 5.07
Notices of Certain Events........................................  Section 6.05
Obligations of Merger Sub........................................  Section 6.07
Options..........................................................  Section 1.06
Other Offers.....................................................  Section 5.04
Other Remedies...................................................  Section 10.09
Real Property; Leases............................................  Section 3.15
Regulatory Approvals                                               Section 7.02
Replacement Options..............................................  Section 1.06
Restrictions on Business Activities..............................  Section 3.25
Satisfaction of Conditions Precedent.............................  Section 7.06
SEC Filings......................................................  Section 4.07
Severability.....................................................  Section 10.07
Subsidiaries and Investments.....................................  Section 3.06
Tax Matters......................................................  Section 3.23

Taxes............................................................  Section 3.11
Termination......................................................  Section 9.01
The Merger.......................................................  Section 1.01
Title to Assets..................................................  Section 3.16
Ultracision Advisory Fees........................................  Section 3.27
Ultracision Options..............................................  Section 1.06